                                                                   Exhibit 10.20

                       LETTER OF CREDIT FACILITY AGREEMENT

         This Letter of Credit Facility Agreement is dated as of this 29th day of June, 2001 by and between BANK OF OKLAHOMA, NATIONAL ASSOCIATION ("Lender"), and ALLIANCE RESOURCE PARTNERS, L.P., a Delaware limited partnership ("Borrower").

                                    RECITALS

         A. Borrower has requested a $10,000,000 line of credit ("Loan") from Lender for the issuance from time to time of Letters of Credit (defined below).

         B. Subject to Borrower's compliance with all of the terms, conditions and covenants hereinafter set forth and predicated on Borrower's representations and warranties, each of which is material and is being relied upon by Lender, Lender agrees to issue from time to time Letters of Credit for the account of Borrower and for the benefit of Borrower and its subsidiaries in the amount and on the terms hereinafter set forth up to the total of the Letter of Credit Commitment.

                                    AGREEMENT

         For valuable consideration received and in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to the following:

         1. Definitions. The following terms shall have the meanings given.

                  1.1. "Advance" means the disbursement by Lender under a Letter of Credit to the beneficiary thereof for the account of Borrower.

                  1.2. "Agreement" means this Letter of Credit Facility Agreement, as amended, amended and restated, modified or supplemented from time to time in accordance with the terms hereof.

                  1.3. "Alliance Resource GP, LLC" means Alliance Resource GP, LLC, a Delaware limited liability company.

                  1.4. "Alliance Resource Master Credit Agreement" means the Credit Agreement, dated as of August 16, 1999, among AROP, as borrower and assignee of Alliance Resource GP, LLC, the banks, financial institutions and other institutional lenders from time to time parties thereto, the Swing Line Bank (as defined therein), The Chase Manhattan Bank ("Chase"), as paying agent, Deutsche Bank AG, New York Branch, as documentation agent, and Citicorp USA, Inc. and Chase as co-administrative agents, as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

                  1.5. "AROP" means Alliance Resource Operating Partners, L.P., a Delaware limited partnership.

                  1.6. "Borrower Authority Documents" means the following documents as to the Borrower: (i) Certificate of Good Standing, dated within five (5) Business Days of the Effective Date, issued by the State in which the Borrower was formed; and (ii) Certificate, dated the Effective Date, from the managing general partner of the Borrower, substantially in form and content as set forth on Schedule "1.6" hereto, to which shall be attached the Certificate of Limited Partnership of the Borrower, certified by the Secretary of State of the State of Delaware as of a date that is within five (5) Business Days of the Effective Date, and a copy of the fully executed limited partnership agreement of the Borrower, together with all amendments, if any.

                  1.7. "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

                  1.8. "Capital Stock" shall mean, with respect to any Person, any and all shares, units representing interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, including (a) with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers upon a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, (b) with respect to limited liability companies, member interests, and (c) with respect to any Person, any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock.

                  1.9. "Cash Equivalents" means any of the following: (a) marketable securities of any issuer (including, without limitation, any corporation or governmental authority) and, if applicable, of any duration; (b) common units issued by Borrower; and (c) any other item determined by Borrower's auditors to constitute cash or cash equivalents.

                  1.10. "Consolidated Subsidiary" means, with respect to any Person at any time for any period, any Subsidiary the accounts of which would be consolidated with those of such first Person in its consolidated financial statements as of such time.

                  1.11. "Consolidated EBITDA" means, with respect to the Borrower and its Consolidated Subsidiaries for any period, net income plus (i) interest expense, (ii) depreciation, obsolescence and amortization of property, (iii) capitalized lease expenses, (iv) the non-cash portion of advance royalties and any non-cash employee compensation expenses, and (v) tax expenses, all as determined in accordance with GAAP; provided, however, that net income shall exclude any net income or gain or loss during such period from (x) any change in accounting principles in accordance with GAAP, (y) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, and (z) any extraordinary or unusual items.

                  1.12. "Consolidated Funded Debt" means, with respect to the Borrower and its Consolidated Subsidiaries, long-term and short-term interest bearing obligations that would be required to be classified and accounted for as such in the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP.

                  1.13. "Cure Period" shall have the meaning set forth in
         Section 7 hereof.

                  1.14. "Debtor Relief Laws" shall mean the Bankruptcy Code of 1978 (Title 11 of the United States Code), as the same may be amended from time to time and any successor statute thereto (the "Federal Bankruptcy Code"), together with other applicable federal and state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization or similar laws affecting the rights and remedies of creditors generally, as in effect from time to time.

                  1.15. "Default" shall mean the occurrence of any of the events described in Section 6, below.

                  1.16. "Effective Date" shall have the meaning set forth in
         Section 3 hereof.

                  1.17. "Federal Bankruptcy Code" shall have the meaning set forth in the definition of Debtor Relief Laws contained herein.

                  1.18. "GAAP" means generally accepted accounting principles as in effect from time to time.

                  1.19. "General Partner" means Alliance Resource Management GP, LLC, a Delaware limited liability company.

                  1.20. "General Partner Authority Documents" means the following documents as to the General Partner: (i) Certificate of Good Standing, dated within five (5) Business Days of the Effective Date, issued by the State in which the Borrower was formed; and (ii) Certificate, dated the Effective Date, from the Secretary or Assistant Secretary of the General Partner, substantially in form and content as set forth on Schedule "1.20" hereto, to which shall be attached a complete copy of the Certificate of Formation of the General Partner, certified by the Secretary of State of the State of Delaware as of a date that is within five (5) Business Days of the Effective Date, and a copy of the Amended and Restated Operating Agreement of the General Partner, together with all amendments, if any.

                  1.21. "Governmental Requirements" means all laws, orders, decrees, ordinances, rules and regulations of any Governmental Authority.

                  1.22. "Guarantor" means Alliance Resource GP, LLC.

                  1.23. "Guarantor Authority Documents" means the following documents as to the Guarantor: (i) Certificate of Good Standing, dated within five (5) Business Days of the

         Effective Date, issued by the state in which the Guarantor was formed; and (ii) Certificate, dated the Effective Date, from the Secretary or Assistant Secretary of the Guarantor, substantially in form and content as set forth on Schedule "1.23" hereto, to which shall be attached a complete copy of the Certificate of Formation of the Guarantor, certified by the Secretary of State of the State of Delaware as of a date that is within five (5) Business Days of the Effective Date, and a copy of the Operating Agreement of the Guarantor, together with all amendments, if any.

                  1.24. "Guaranty Agreement" means the Guaranty, dated on or prior to the Effective Date, executed by the Guarantor, substantially in form and content as set forth on Schedule "1.24" hereto, as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

                  1.25. "Letter of Credit" means any letter of credit issued pursuant to Section 2.1, for which, when issued, a Letter of Credit Fee shall be paid, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

                  1.26. "Letter of Credit Action" means the issuance, supplement, amendment, renewal, extension, modification or other action (other than an Advance) relating to a Letter of Credit.

                  1.27. "Letter of Credit Application" means an application for a Letter of Credit Action as shall at any time be in use by the Lender.

                  1.28. "Letter of Credit Commitment" means the commitment of the Lender to issue Letters of Credit in an amount up to $10,000,000, as the same may be reduced in accordance with Sections 2.4 and 7.1(iii) hereof.

                  1.29. "Letter of Credit Fee" means, with respect to any Letter of Credit, a fee of .95% per annum (calculated on the basis of a 360-day year and the actual number of days elapsed) on the daily average of the maximum amount available to be drawn from time to time under such Letter of Credit issued or renewed after the date hereof, payable quarterly in advance.

                  1.30. "Letter of Credit Issuance Fee" means a fee equal to that which is reasonable and customarily charged by Lender for issuing, reviewing and generally processing Letters of Credit.

                  1.31. "Letter of Credit Usage" means, as of any date of determination, the maximum amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by Lender and not reimbursed to Lender by the Borrower.

                  1.32. "Leverage Ratio" means, as of any date of determination, the ratio of Consolidated Funded Debt to Consolidated EBITDA of the Borrower and its Consolidated

         Subsidiaries, calculated for the four (4) consecutive fiscal quarters ending on the last day of the fiscal quarter most recently completed.

                  1.33. "Loan Documents" means this Agreement and the Note.

                  1.34. "Matured Default" means any Default provided that any requirement for the giving of notice, the lapse of time, or both (including the expiration of the Cure Period, if applicable), or any other condition has been satisfied.

                  1.35. "Note" means the original, executed $10,000,000 Promissory Note, dated on or prior to the Effective Date, substantially in form and content set forth on Schedule "1.35" attached hereto, as the same may be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof.

                  1.36. "Opinion of Borrower's Counsel" shall mean an opinion from Borrower's counsel, dated the Effective Date and addressed to Lender, which opinion shall be in form and content reasonably satisfactory to Lender and shall include, but not be limited to, the following: (a) Borrower has the authority and capacity to enter into and perform under the Loan Documents; (b) this Agreement and all other Loan Documents executed by Borrower in connection herewith are valid and binding obligations against Borrower, fully enforceable in accordance with their respective terms under applicable laws; (c) there are, to Borrower's counsel's knowledge, no actions or proceedings pending or threatened in any court or governmental department or agency which would affect the validity of this Agreement or any other Loan Documents; (d) the delivery by Borrower of this Agreement and the other Loan Documents and compliance by Borrower with the terms of this Agreement and all other Loan Documents do not conflict with or violate the constituent documents of Borrower; and (e) Borrower is a duly formed and validly existing limited partnership under the laws of the State of Delaware.

                  1.37. "Opinion of Guarantor's Counsel" shall mean an opinion from Guarantor's counsel, dated the Effective Date and addressed to Lender, which opinion shall be in form and content reasonably satisfactory to Lender and shall include, but not be limited to, the following: (a) Guarantor is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (b) Guarantor has the authority and capacity to enter into and perform under the Guaranty Agreement; and (c) the Guaranty Agreement constitutes a legal, valid and binding obligation against Guarantor, enforceable in accordance with its terms.

                  1.38. "Person" means any individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

                  1.39. "Subsidiary" means, with respect to any Person, any corporation limited liability company, partnership, joint venture, association, trust or other entity of which (or in which) more than 50% of (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interests in the capital or profits of such partnership, limited liability, joint venture or association with ordinary voting power to elect a majority of the board of directors (or Person performing similar functions) of such partnership, limited liability company, joint venture or association, or (c) the beneficial interests in such trust or other entity with ordinary voting power to elect a majority of the board of trustees (or Persons performing similar functions) of such trust or other entity, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its Subsidiaries, or by one or more of such Person's Subsidiaries.

                  1.40. "Termination Date" shall mean the one-year anniversary of the Effective Date.

         2.       LETTERS OF CREDIT.

                  2.1. The Letter of Credit Commitment; Letter of Credit Fee. Subject to the terms and conditions hereof, at any time and from time to time from the Effective Date through the date that is three (3) Business Days prior to the Termination Date, the Lender shall take such Letter of Credit Actions as the Borrower may request; provided, however, that (i) the aggregate outstanding Letter of Credit Usage shall not exceed the Letter of Credit Commitment at any time, and (ii) each Letter of Credit Action shall be in a form reasonably acceptable to Lender and shall not violate any policies of Lender. Each Letter of Credit will be a nontransferable standby letter of credit to support payment and/or performance obligations of the Borrower or any of its Subsidiaries. No Letter of Credit shall expire more than 365 days after the date of issuance except that, at the request of Borrower, such Letter of Credit shall provide that it shall be automatically renewed for a one-year period unless the Lender, as issuer of such Letter of Credit, shall give at least 90 days advance notice to the beneficiary thereof that such Letter of Credit shall not be automatically renewed. If any Letter of Credit shall remain outstanding after the Termination Date or other date upon which Lender's Letter of Credit Commitment expires pursuant to the terms hereof, the Borrower shall, not later than sixty (60) days thereafter with respect to all such then outstanding Letters of Credit, (i) deposit cash or Cash Equivalents in an amount equal to one hundred and two percent (102%) of the Letter of Credit Usage as of the date such deposit shall be required in a collateral account with the Lender (which account shall, with respect to all cash collateral, bear interest for the account of the Borrower or be invested in Cash Equivalents at the direction, and for the account, of the Borrower), or (ii) cause the then outstanding Letters of Credit to be replaced and terminated. In the case of each Letter of Credit issued hereunder, a Letter of Credit Issuance Fee shall be payable to the Lender on the issuance date thereof and the Letter of Credit Fee with respect thereto shall be payable quarterly in advance. At least two (2) Business Days prior to the commencement of any quarterly period during which any Letter of Credit shall remain outstanding, the Lender shall deliver to the Borrower a statement showing the Letter of Credit Fee due for the next quarterly period, and the Borrower shall pay the Letter of Credit Fee then due not later than five (5) Business Days following receipt of such statement. In the event that any Letter of Credit shall have terminated prior to the end of any quarterly period as to which the Lender shall have received such advance Letter of Credit Fee, the Lender shall refund to the Borrower the unearned portion of the Letter of Credit Fee in respect of the Letter of Credit that shall have early terminated.

                  2.2. Requesting Letter of Credit Actions. The Borrower may irrevocably request a Letter of Credit Action by delivering a Letter of Credit Application therefor to Lender, not later than 2:00 p.m. (Tulsa time) on the date which is two (2) Business Days prior to the date of the requested action therefor. Unless Lender determines that such Letter of Credit action is contrary to any requirement of law or policies of Lender or does not otherwise conform to the requirements of this Agreement, Lender shall effect such Letter of Credit Action. Notwithstanding anything to the contrary contained in any Letter of Credit Application, this Agreement shall control in the event that any term or provision of this Agreement shall conflict with any term or provision contained in any Letter of Credit Application.

                  2.3. Reimbursement of Payments Under Letters of Credit. The Borrower shall reimburse Lender for any payment that Lender makes under a Letter of Credit on or before the date of such payment except to the extent that such payment resulted from the Lender's gross negligence or willful misconduct.

                  2.4. Voluntary Reduction of Letter of Credit Commitment. At the written request of the Borrower from time to time, the Borrower shall have the right, at its option, to reduce the Letter of Credit Commitment from the then current amount of the Letter of Credit Commitment to an amount not less than $1,000,000.00; provided, however, that (i) the Borrower shall be in compliance with the terms and conditions contained herein and no Default shall have occurred and be continuing, (ii) the Letter of Credit Commitment shall not be reduced to an amount that is less than the Letter of Credit Usage then in effect and (iii) the Letter of Credit Commitment, as so reduced, may not thereafter be increased without the written consent of the Lender. Any such reduction of the Letter of Credit Commitment shall effect a reduction in the liquidity covenant required to be complied with on the part of the Guarantor as contemplated by Section 6.8 hereof.

         3. CONDITIONS PRECEDENT TO LENDER'S OBLIGATION TO ISSUE INITIAL LETTER OF CREDIT. It is expressly agreed that Lender shall not be obligated to issue the initial Letter of Credit hereunder until the date (which must be a Business
Day) on which all of the conditions set forth in Sections 3.1, 3.2 and 3.3 hereof shall have been satisfied, unless waived by Lender at its sole discretion (such date the "Effective Date"); provided that such conditions shall be deemed satisfied if the Lender shall have issued the initial Letter of Credit hereunder except to the extent expressly reserved by the Lender in writing on or prior to the Effective Date; provided, further, that if the Effective Date shall not have occurred by July 31, 2001, the obligation of the Lender hereunder to issue any Letter of Credit, and this Agreement, shall terminate. In the event Lender elects to waive any requirements or conditions contemplated by this Section 3, such waiver shall not preclude Lender from thereafter requiring full and complete performance of all terms, conditions and requirements hereof with regard to the issuance of any subsequent Letter of Credit.

                  3.1. Documents. Lender has received the following original, executed documents:

                               3.1.1.       The Note;

                               3.1.2.       The Guaranty Agreement;

                               3.1.3.       Borrower Authority Documents;

                               3.1.4.       General Partner Authority Documents;

                               3.1.5.       Guarantor Authority Documents;

                               3.1.6.       Opinion of Borrower's Counsel; and

                               3.1.7.       Opinion of Guarantor's Counsel.

                  3.2. Representations and Warranties. The representations and warranties set forth under Section 5, below, shall be true and correct in all material respects on and as of the Effective Date except to the extent such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

                  3.3. No Default. No Default exists under this Agreement or any other Loan Documents.

         4. FURTHER CONDITIONS PRECEDENT TO LENDER'S OBLIGATION TO ISSUE EACH LETTER OF CREDIT. The obligation of the Lender to issue any Letter of Credit hereunder shall be subject to the fulfillment of the conditions set forth in Sections 4.1 and 4.2 hereof unless waived by the Lender at its sole discretion; provided that such conditions shall be deemed satisfied if the Lender shall have issued such Letter of Credit except to the extent expressly reserved by the Lender in writing on or prior to the date of issuance of such Letter of Credit. In the event the Lender elects to waive any such conditions contemplated by this
Section 4, such waiver shall not preclude Lender from thereafter requiring full and complete performance of all terms, conditions and requirements hereof with regard to the issuance of any subsequent Letter of Credit.

                  4.1. Representations and Warranties. The representations and warranties set forth under Section 5, below, shall be true and correct in all material respects on and as of the date of any Letter of Credit Action with the effect as if made on such date except to the extent such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

                  4.2. No Default. No Default exists under this Agreement or any other Loan Documents.

         5. BORROWER REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Lender as of the Effective Date as follows:

                  5.1. Financial Statements. All financial statements heretofore delivered to Lender relating to the Borrower and Guarantor are true and correct in all material respects, have been prepared in accordance with Borrower's and Guarantor's past practices consistently applied, and fairly present (subject to year-end audit adjustments) the financial conditions reflected therein without material changes since the respective dates thereof.

                  5.2. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower, or involving the validity or enforceability of the Loan Documents at law or in equity, or before or by any governmental authority, except actions, suits and proceedings fully covered by insurance or for which adequate reserves exist or which, if adversely determined, would not substantially impair the ability of Borrower to pay when due any amounts which may become payable in respect of the Note; and to Borrower's knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority.

                  5.3. Other Agreements. The consummation of the transaction hereby contemplated and the performance of this Agreement and the other Loan Documents by Borrower will not result in any breach of, or constitute a default under, any indenture, mortgage, lease, loan or credit agreement or any other material instrument or agreement to which Borrower is a party or by which Borrower may be bound or affected.

                  5.4. No Default. No Default presently exists under this Agreement or the Note and no event has occurred and is continuing which, with notice or the passage of time, or both, would constitute a Default under this Agreement or Note.

         6. DEFAULT. The occurrence of any of the following shall constitute a default hereunder:

                  6.1. Nonpayment of Note. Nonpayment when due of any unpaid principal of or accrued interest under the Note.

                  6.2. Other Nonpayment. Nonpayment when due of any amount payable to Lender under the terms of this Agreement and, except in the case of any payment required to be made pursuant to Section 2.3 hereof, Borrower shall have failed to cure such default within ten (10) days following notice thereof from Lender.

                  6.3. Breach of Covenants. Nonsatisfaction by Borrower in the performance or observation of any covenant contained in this Agreement, or any other Loan Documents (other than as provided by Sections 6.1 and 6.2 hereof), following the Cure Period.

                  6.4. Representations and Warranties. Any representation, statement, certificate, schedule or report made or furnished to Lender by Borrower proves to be materially false or materially misleading at the time of the making thereof, or any warranty ceases to be complied with in any material respect, and Borrower fails to take or cause to be taken corrective measures satisfactory to Lender within fifteen (15) business days after receipt of written notice from Lender relating to the particular default.

                  6.5. Insolvency. Borrower or Guarantor shall: (i) apply for or consent to the appointment of a receiver, trustee or a liquidator of Borrower or Guarantor or its or their properties; (ii) admit in writing the inability to pay its or their debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) commence any proceeding relating to the bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency, readjustment of debt, dissolution or liquidation of Borrower or Guarantor or, if action shall be taken against Borrower or Guarantor for the purpose of effecting any proceeding described in this clause (iv), such proceeding is not dismissed or stayed within sixty (60) calendar days of such proceeding filing date, or (v) becomes insolvent.

                  6.6. Other Loans. Default by the Borrower of any other loan, extension or credit which it may now or hereafter have with Lender (other than any loan or extension of credit made by Lender under the Alliance Resource Master Credit Agreement) after taking into account any applicable cure period.

                  6.7. Leverage Ratio. If the Leverage Ratio during any given rolling twelve month period equals or exceeds 4 to 1.

                  6.8. Guarantor Liquidity. If at any time the sum of (x) the Guarantor's Cash Equivalents plus (y) the then current market value of the common units of the Borrower beneficially owned by the Guarantor, in each case after deducting therefrom the value of any encumbrances imposed on any thereof, shall be less than 125% of the Letter of Credit Commitment hereunder or $12,500,000, whichever is greater, unless the Borrower shall have reduced the Letter of Credit Commitment in accordance with Section 2.4 hereof, in which case the Borrower shall be in compliance with this covenant so long as the sum of the amounts computed pursuant to clauses (x) and (y) of this Section 6.8 shall not be less than 125% of the Letter of Credit Commitment then in effect hereunder.

                  6.9. Guarantor Net Asset Position. If the Guarantor's total assets less its total liabilities (excluding the liability account entitled "Investments in Alliance Resource Partners, LP"), as determined in a manner consistent with the balance sheet of the Guarantor prepared as of April 2, 2001 and delivered to the Lender prior to the date hereof, shall be less than $30,000,000.

                  6.10. Alliance Resource Master Credit Agreement. An "Event of Default" occurs under the Alliance Resource Master Credit Agreement which is not cured within any applicable cure period permitted thereunder.

                  6.11. Debt. Without duplication of the provisions contained in
         Section 6.6 hereof, an event of default occurs under any indenture, loan agreement, promissory note or other instrument of indebtedness, in each case in the principal amount of $10,000,000.00 or more, to which Borrower or Guarantor is a party and which is not cured within any applicable cure period permitted thereunder.

         7. REMEDIES. Upon the occurrence and continuance of a Default, Lender may, following a written notice and cure period of sixty (60) days for non-monetary defaults ("Cure Period"), at its option exercise any one (1) or more of the following remedies unless following the expiration of the Cure Period, but before the commencement of any such remedy, the Default shall have been cured:

                  7.1. Acceleration of Note. Lender (i) may by notice to the Borrower, declare the commitments to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) may (A) by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (x) the Letter of Credit Commitment shall automatically be terminated and (y) the Note, all such interest and all such other amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower, or
         (iii) may, by notice to Borrower, reduce the Letter of Credit
         Commitment.

                  7.2. Deposits; Setoff. Set off, regardless of the adequacy of any other collateral, any deposits or other sums due from Lender to Borrower against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to Lender under any Loan Document. Such sums shall at all times constitute collateral security for all indebtedness and obligations of Borrower to Lender under any Loan Document. The rights granted by this Section 7.2 shall be in addition to the rights of Lender under any statutory and case authority of the State of Oklahoma.

                  7.3. Selective Enforcement. In the event Lender shall elect to selectively and successively enforce its rights, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Note until such time as Lender shall have been paid in full all sums outstanding under the Note.

                  7.4. Waiver of Default. Lender may, at its option, by an instrument in writing signed by Lender, waive any Default which shall have occurred and any consequences of such Default and, in such event, Borrower and Lender shall be restored to their former respective rights and obligations hereunder. Any Default so waived shall, for purposes of this Agreement, be deemed to have been cured and not to be continuing; but no such waiver shall extend to any subsequent or other Default or impair any consequence of such subsequent or other Default or any of Lender's rights relating thereto.

                  7.5. Cumulative Remedies. The remedies herein provided shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in

         Lender in law or equity, all of which rights and remedies are specifically reserved by Lender. The remedies herein provided or otherwise available to Lender shall be cumulative and may be exercised concurrently. The failure to exercise any of the remedies herein provided shall not constitute a waiver thereof, nor shall use of any of the remedies hereby provided prevent the subsequent or concurrent resort to any other remedy or remedies which by this Agreement or by law or equity shall be vested in Lender.

         8. GENERAL CONDITIONS. The following conditions shall be applicable throughout the term of this Agreement:

                  8.1. Notices. All notices, consents, waivers, and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                  To Borrower:

                  ALLIANCE RESOURCE PARTNERS, L.P.
                  c/o Alliance Resource Management GP, LLC
                  1717 South Boulder Avenue, Suite 600
                  Tulsa, Oklahoma 74119
                  Attn: Cary Marshall, Director, Corporate Finance
                  Telefax: (918) 295-7357

                  with a copy to:

                  Alliance Resource Partners, L.P.
                  c/o Alliance Resource Management GP, LLC
                  1717 South Boulder Avenue
                  Tulsa, Oklahoma 74119
                  Attn:  Thomas L. Pearson, Senior Vice President
                         - Law and Administration,
                         General Counsel and Secretary
                  Telefax: (918) 295-7361

                  and to:

                  Katten Muchin Zavis
                  1025 Thomas Jefferson Street, NW
                  East Lobby, Suite 700
                  Washington, DC 20007
                  Attn:  Steven C. Schnitzer, Esq.
                  Telefax: (202) 298-7570

                  To Lender:

                  BANK OF OKLAHOMA, NATIONAL ASSOCIATION
                  BOK Tower, 8 Southeast
                  1 Williams Center
                  Tulsa, Oklahoma  74172
                  Attn: Robert D. Mattax, Senior Vice President
                  Telefax: (918) 295-0400

                  with copy to:

                  Riggs, Abney, Neal, Turpen, Orbison & Lewis
                  502 West Sixth Street
                  Tulsa, Oklahoma  74119
                  Attn: Harley W. Thomas, Esq.
                  Telefax: (918) 584-1603

         or at such other address of which it shall have notified the party giving such notice in writing. Notices to in-house counsel or outside counsel of a party hereto shall not constitute sufficient notice to such party.

                  8.2. Amendment; Waiver. This Agreement may not be amended, modified, waived, discharged or terminated in any way, except by an instrument in writing executed by both parties hereto; provided, however, Lender may, in a writing that shall be required to be executed only by Lender: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any Default by Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender's obligations under this Agreement. In the event of a waiver of Default by Lender, such specific Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to any subsequent or other Default or impair any consequence of such subsequent or other Default.

                  8.3. Governing Law. This Agreement, the other Loan Documents and all other documents issued and executed hereunder shall be deemed to be a contract made under the laws of the State of Oklahoma, and shall be construed by and governed in accordance with the laws of the State of Oklahoma, without giving effect to principles of conflicts of laws. Borrower hereby submits itself to the jurisdiction and venue of the Tulsa County District Court, or Federal Court (Northern District) situated in Oklahoma at Lender's election, except to the extent local law (if different) is required in connection with a foreclosure action.

                  8.4. Entire Agreement. This Agreement, the Note, any Letter of Credit Application executed in connection herewith, and the other instruments, statements or documents described herein constitute the entire agreement between Borrower and Lender, with any and all prior agreements and understandings being merged herein.

                  8.5. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided, however, that, without the consent of the Borrower, the Lender shall not transfer or assign any of its rights or obligations hereunder or all or any part of its Letter of Credit Commitment, the Note or any Advance except to another commercial bank organized under the laws of the United States having a combined capital and surplus and retained earnings of not less than $500,000,000.

                  8.6. Severability. Should any clause or provision of this Agreement or any instrument, document or agreement provided by Borrower to Lender hereunder be invalid or void for any reason, such invalid or void clause shall not adversely affect the remainder of this Agreement or any such instrument, document or agreement, and such remainder shall remain in full force and effect.

                  8.7. Costs. Borrower shall pay all reasonable costs, expenses, fees (e.g., reasonable attorney fees) incurred by Lender in connection with this transaction, including, without limitation, the reasonable fees of Riggs, Abney, Neal, Turpen, Orbison & Lewis, and recording/filing fees, taxes and related expenses.

         9. AFFIRMATIVE COVENANTS. So long as the Note shall remain unpaid or Lender shall have any commitment to issue any Letter of Credit under this Agreement, Borrower will comply with the following:

                  9.1. Maintenance of Existence. Preserve and maintain its limited partnership existence and good standing under the laws of the State of Delaware and remain in good standing as a foreign limited partnership in the State of Oklahoma.

                  9.2. Maintenance of Records. Keep adequate records and books of account.

                  9.3. Compliance with Laws. Comply in all material respects with all laws, rules, regulations and orders applicable to Borrower, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, subject to the right to contest if adequate reserves are established.

                  9.4. Notice of Litigation. Promptly after the commencement and notice thereof, Borrower shall deliver to Lender notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting Borrower which, if determined adversely to Borrower, could have a material adverse effect on the financial condition, properties or operations of Borrower and its Subsidiaries, taken as a whole.

                  9.5. Notice of Defaults. As soon as possible and in any event within five (5) days after the occurrence of each Default, a written notice setting forth the details of such Default and the action which is proposed to be taken by Borrower with respect thereto.

                  9.6. General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request; provided, however, that so long as the Lender shall be receiving copies of all proxy statements, financial statements and reports that the Borrower sends to its unitholders, partners or members, and copies of all regular, periodic and special reports, and all registration statements, that the Borrower files with the Securities and Exchange Commission of the United States or any governmental authority that may be substituted therefor, or with any national securities exchange, in each case promptly after the sending or filing thereof, the Borrower shall have no obligation to deliver any other financial statements to the Lender hereunder. In addition, the Borrower shall deliver to the Lender, as soon as available but within 60 days following the end of each of the initial three quarters of the Borrower's fiscal year and within 120 days following the end of the Borrower's fiscal year, a statement demonstrating and computing compliance by the Borrower with the covenant required to be maintained by the Borrower pursuant to Section 6.7 (Leverage Ratio) hereof for the period then ended, together with a certificate of the Chief Financial Officer or Treasurer of the General Partner to the effect that the information contained therein is true and accurate as of the date of such certificate.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Loan Agreement as of the day and year first above written.

                                 "Borrower"

                                 ALLIANCE RESOURCE PARTNERS, L.P.,
                                 a limited partnership

                                 By:  ALLIANCE RESOURCE MANAGEMENT GP,
                                      LLC, the managing general partner


                                      By         /s/ Michael L. Greenwood
                                         ---------------------------------------
                                         Name:   Michael L. Greenwood,
                                         Title:  Senior Vice President - Chief
                                                 Financial Officer and Treasurer



                                 "Lender"

                                 BANK OF OKLAHOMA, NATIONAL ASSOCIATION


                                 By         /s/ Robert D. Mattax
                                    --------------------------------------------
                                    Name:   Robert D. Mattax
                                    Title:  Senior Vice President

                                 Schedule "1.6"

                         (Borrower Authority Documents)


[No separate Secretary's Certificate; See Schedule 1.20, the Secretary's Certificate attached to which is incorporated herein by reference.]

                                 Schedule "1.20"

                      (General Partner Authority Documents)

                                 Schedule "1.23"

                         (Guarantor Authority Documents)

                                 Schedule "1.24"

                              (Guaranty Agreement)

                                 Schedule "1.35"

                                     (Note)